As filed with the Securities and Exchange Commission on March 23, 2023

Registration Nos. 333-257269

333-257269-01

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INVESCO DB MULTI-SECTOR COMMODITY TRUST

(Registrant)

INVESCO DB GOLD FUND

(Co-Registrant)

(Exact name of registrant as specified in its charter)

Delaware	6799	87-0778067 (Registrant)
(State of Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o Invesco Capital Management LLC 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515 (800) 983-0903		Adam Henkel c/o Invesco Capital Management LLC 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515 (800) 983-0903
(Address, including zip code, and telephone number including area code, of registrant’s principal executive offices)		(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Erin E. Martin, Esq.

Michael M. Philipp, Esq.

Morgan, Lewis & Bockius LLP

110 North Wacker Drive

Chicago, IL 60606-1511

Approximate date of commencement of proposed sale to the public:

As promptly as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicated by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

This Post-Effective Amendment No. 1 shall hereafter become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, or on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c), may determine.

Explanatory Note

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-257269-01) (the “Registration Statement”) of Invesco DB Gold Fund (the “Fund”). On January 23, 2023, Invesco Capital Management LLC (the “Managing Owner”), the commodity pool operator of the Fund, announced that the Managing Owner’s board of managers has approved a plan of liquidation and termination to (i) liquidate the Fund (the “Liquidation”), (ii) terminate the continuous offering of shares of the Fund under the Securities Act of 1933, and (iii) deregister the shares of the Fund under the Securities Exchange Act of 1934, and therefore, terminate the Fund’s obligation to file periodic and current reports with the Securities and Exchange Commission.

On March 10, 2023, the Fund liquidated its remaining assets and distributed cash on a pro rata basis to the shareholders that had not previously sold their shares, less an amount retained to pay the costs of closing the Fund. The Managing Owner will terminate the Fund after it has wound up the Fund’s remaining administrative affairs.

As a result of the Liquidation, the Fund has terminated all offerings of its securities pursuant to the Registration Statement. In connection with the Liquidation, and in accordance with an undertaking made by the Fund in the Registration Statement to remove from registration by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Fund hereby removes from registration all securities of the Fund registered pursuant to the Registration Statement that remain unsold as of the date hereof. As previously disclosed, the Fund intends to use the remaining fees available pursuant to Rule 457(p) to offset any fees owed under Rule 456(d).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Managing Owner of the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Downers Grove, State of Illinois, on the 23rd day of March, 2023.

Invesco DB Multi-Sector Commodity Trust

By:	Invesco Capital Management LLC, its Managing Owner

	By:	/s/ Anna Paglia
		Name:	Anna Paglia
		Title:	Principal Executive Officer

Invesco DB Gold Fund, a series of Invesco DB Multi-Sector Commodity Trust

By:	Invesco Capital Management LLC, its Managing Owner

	By:	/s/ Anna Paglia
		Name:	Anna Paglia
		Title:	Principal Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 of the Securities Act.